Exhibit 10.2

Execution Copy

CONSENT AND WAIVER

This CONSENT AND WAIVER is effective as of March 7, 2012 (“Effective Date”), and is made by and between CORNERSTONE THERAPEUTICS INC., a Delaware corporation, with its principal address located at 1255 Crescent Green Drive, Suite 250, Cary, NC 27518 (“CRTX”), and DEY PHARMA, L.P. d/b/a Mylan Specialty (formerly known as Dey, L.P.), a Delaware limited partnership with its principal address located at 110 Allen Road, 4th Floor, Basking Ridge, New Jersey 07920 (“Dey”), and acknowledged and agreed to by Vansen Pharma Inc., a Quebec corporation, with its principal address located at 1600-3500 boul. De Maisonneuve 0., Westmount (Quebec), Canada, H4Z 3C1 (“Buyer”). Each of CRTX and Dey are referred to herein as a “Party”, or together as “Parties”. Capitalized terms used herein and not otherwise defined will have the meanings given to such terms in the Co-Promotion Agreement (as hereinafter defined).

WHEREAS, the Parties entered into a Co-Promotion and Marketing Services Agreement, dated as of March 13, 2007, as amended by that certain Amendment No.1 to the Co-Promotion and Marketing Services Agreement, effective as of June 25, 2007, and that certain Amendment No.2 to the Co-Promotion and Marketing Services Agreement, dated May 4, 2009 (the “Co-Promotion Agreement”), authorizing Dey to Promote and Detail certain Products bearing the Zyflo® trademark to pulmonary specialists meeting the definition of PUD(s), subject to the terms and conditions of the Co-Promotion Agreement; and

WHEREAS, pursuant to Section 2.1 of the Co-Promotion Agreement, CRTX does not have the right to grant or license under the CRTX Trademarks and CRTX Patents to any Third Party the right to Promote and Detail the Products in the Territory during the Term of the Co-Promotion Agreement; and

WHEREAS, pursuant to Section 4.2 of the Co-Promotion Agreement, the sales force of each Party shall remain under the direct and exclusive authority, supervision and control of that Party at all times during the Term of the Co-Promotion Agreement; and

WHEREAS, in connection with the divestiture to Buyer of a substantial portion of its business that is focused on primary care physicians, CRTX wishes to grant certain rights to Buyer to Promote and Detail the Products solely to primary care physicians; and

WHEREAS, Dey has indicated that it is willing to consent to the grant of such rights to Buyer provided that (i) the rights granted to Buyer do not include any right to Promote and Detail the Products to PUDs and (ii) Buyer acknowledges and agrees to the provisions set forth herein.

THE PARTIES AGREE AS FOLLOWS:

1. Dey consents to (i) the grant by CRTX to Buyer of the right to Promote and Detail the Products solely to primary care physicians in the Territory during the Term of the Co-Promotion Agreement and (ii) the use by Buyer of Buyer’s own sales force to Promote and Detail the Products solely to primary care physicians as set forth in (i) above. The Parties hereto hereby waive compliance with Sections 2.1 and 4.2 of the Co-Promotion Agreement solely with respect to the matters set forth in this Section.

Consent and Waiver

2. CRTX agrees and covenants that the rights to be granted do not include any right to Promote or Detail the Products to PUDs.

3. All references in the Agreement to CRTX Sales Representatives or CRTX sales force shall also include the permitted designee of CRTX’s Sales Representatives or sales force. CRTX shall be solely liable and responsible under the Co-Promotion Agreement for any acts, duties, obligations or liabilities with respect to its Sales Representatives or sales force, or the Sales Representatives or sales force of Buyer.

4. In addition to the indemnification provisions contained in the Co-Promotion Agreement, CRTX will indemnify, defend and hold harmless each DEY Indemnified Party from and against any Claims and Losses, in each case that a DEY Indemnified

Party may incur, suffer or be required to pay, arising out of or attributable to a claim or action based upon the storage, marketing, sale, distribution, use, misuse or Promotion of any Product by Buyer or on behalf of Buyer.

5. Except to the extent specifically waived or amended herein, all other terms and conditions of the Co-Promotion Agreement will remain in full force and effect, including, without limitation, CRTX’s obligations under Article 4 of the Co-Promotion Agreement.

6. CRTX reaffirms that it will comply with the terms of Section 9.4 of the Co-Promotion Agreement regarding press releases or other public announcements.

FURTHERMORE, Buyer acknowledges and agrees that:

1. The rights granted to Buyer referenced herein or in any agreement between Buyer and CRTX do not include any right to Promote or Detail the Products to PUDs.

2. No provision of the Co-Promotion Agreement shall be for the benefit of, or be enforceable by, the Buyer. Buyer shall not obtain any right under any provision of the Co-Promotion Agreement and shall not make any claim against Dey or its affiliates in connection therewith.

3. Buyer will not (a) issue or cause the publication of any press release or other public announcement with respect to the rights granted to Buyer referenced herein or (b) use or disclose Dey’s or any of Dey’s affiliates’ names, service marks, trademarks, logos or otherwise identify or refer to Dey or any of Dey’s affiliates in any press release, publicity, marketing or promotional material for any purpose, without the prior written consent of Dey in its sole discretion.

This Consent and Waiver shall be governed by the laws of the State of New York, without regard to the conflict of laws provisions thereof. Any dispute arising between Dey and CRTX in connection with this Consent and Waiver shall be resolved in the same manner as a Dispute under the Co-Promotion Agreement.

This Consent and Waiver may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same instrument.

Consent and Waiver

This Consent and Waiver, once executed, may be delivered via electronic facsimile transmission with the same force and effect as if it were executed and delivered by the parties hereto in the presence of one another.

Agreed to by the parties as of the Effective Date:

CORNERSTONE THERAPEUTICS INC.		DEY PHARMA, L.P. d/b/a Mylan Specialty
By: Dey, Inc., its General Partner

By:	/s/ Josh Franklin	By:	/s/ John Thievon

Print Name: Josh Franklin		Print Name: John Thievon

Title: VP, Corporate Strategy		Title: President

ACKNOWLEDGED AND AGREED TO AS OF THE EFFECTIVE DATE:

VANSEN PHARMA INC.

By:	/s/ Patrick Frankham

Print Name: Patrick Frankham

Title: President

Consent and Waiver